UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Brookfield Property REIT Inc.

(formerly known as GGP Inc.)

(Exact name of registrant as specified in its charter)

Delaware	27-2963337
(State of incorporation or organization)	(IRS Employer Identification No.)

350 N. Orleans St., Suite 300 Chicago, IL	60654
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Stock, par value $0.01 per share 6.375% Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share	Nasdaq Global Select Market Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

      Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-224593

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The descriptions of the Class A Stock, par value $0.01 per share (the “Class A Stock”), and the 6.375% Series A Cumulative Perpetual Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), of Brookfield Property REIT Inc. (the “Company”) included under the headings “Description of Class A Stock” and “Description of New Series A Preferred Stock,” respectively, in the joint proxy statement/prospectus dated May 1, 2018, as amended (the “Prospectus”), forming part of the joint Registration Statement of GGP Inc. and Brookfield Property Partners L.P. on Form S-4 and Form F-4 (Registration Nos. 333-224593/224594) originally filed with the U.S. Securities and Exchange Commission on May 2, 2018 (as amended by Amendment No. 1, filed June 11, 2018 and Amendment No. 2, filed June 25, 2018), shall be deemed to be incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Third Amended and Restated Certificate of Incorporation of GGP Inc.

3.2	Fifth Amended and Restated Bylaws of Brookfield Property REIT Inc.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BROOKFIELD PROPERTY REIT INC.

By:	/s/ Stacie L. Herron
Name:	Stacie L. Herron
Title:	Executive Vice President, General Counsel and Secretary

Date: August 27, 2018